Exhibit 10.1

July 17, 2020

Kristen Actis-Grande

243 Bay Shore Loop

Mooresville, NC 28117

Dear Kristen:

On behalf of our CEO, it is my pleasure to extend a conditional offer you of employment to you for the position of EVP, Chief Financial Officer with MSC Industrial Supply Co, reporting directly to Erik Gershwind.  Your anticipated start date is August 24, 2020.  This position will be based in Davidson, NC although all are working remotely at this time due to the pandemic.

The salary grade for this position is V27.  As an exempt associate, your annualized base salary in this position will be $425,000.  This will be earned and paid every other Thursday on a bi-weekly basis. In addition, you will receive a signing bonus of $150,000 immediately following your start date.  Should you leave MSC prior to one year of employment, voluntarily or involuntarily, you will be required to repay the signing bonus.

In addition, this position is eligible to participate in the annual bonus program at a target of seventy percent (70%) of your annual base salary.  You will be eligible as of fiscal year 2021 with anticipated payment in November 2021.

You will also be eligible for a target of $550,000 in equity value this November, provided you start before August 31 of the current calendar year.  The equity is currently granted as 25% Performance Stock Units (PSUs) with a three (3) year cliff vesting schedule, and 75% comprised of Restricted Stock Units (RSUs) that will vest 25% per year for four (4) years.

Additionally, you will receive a sign-on equity grant of Restricted Stock Units valued at $200,000 that will vest 25% per year for four (4) years.  It will be granted as soon as possible after your start date pending Compensation Committee approval.

The bonus and equity grant are not guaranteed but based on company and individual performance, as well as Board approval.  Please note that bonus and equity targets may vary each year.

This position carries unlimited vacation, scheduled with the approval of management.  You will be eligible to participate in the MSC Benefits Program in accordance with the terms and conditions of those plans.

MSC will provide you with a leased, four-door car at an executive level. MSC will pay for the insurance, maintenance and gas for the vehicle.  Please note, we will conduct a review of your driving record annually through the Department of Motor Vehicles. If you would prefer to participate in our auto allowance program, instead of accepting a vehicle, you will receive a monthly auto allowance in the amount of $1,283.33 per month.  Please be advised that this benefit is considered income and may have tax implications.  You should consult a tax expert for advice on this issue.

As a full time associate of MSC, you may elect to participate in all of our benefits when eligible.  Our standard benefit package includes major medical/dental insurance and 401(k) savings plan.  Based upon a start date

75 Maxess Road, Melville, New York, 11747  | 800.645.7270  |  mscdirect.com

within the month of August, you will be eligible to enroll on October 1, 2020.  A change to your start date may impact your benefits eligibility date.

For your review, I’ve included with this letter MSC’s “Associate Confidentiality, Non-Solicitation and Non-Competition Agreement,” execution of which is a condition of your employment.  Neither this condition, nor this offer letter should be construed as a contract of employment.

This offer is conditional upon a successful reference and background check.  Upon your start date, you will receive an email with a link to complete all on-boarding documents.  Your employment is contingent upon you providing appropriate documentation as required by Federal law to prove your identity and eligibility to work in the United States.  Please provide the appropriate document(s) on your first day of employment.

So that we may proceed with the hiring process, please confirm your acceptance of the offer by signing below and returning this letter to me.  I look forward to receiving your response by Wednesday, July 22, 2020.

Kristen, we are so excited to have you join us.  MSC is in the early stages of crucial transformation and your leadership will be game-changing for our team.  We look forward to a partnership that provides significant growth for both you and the company as we define our future.

If I can answer any questions or provide any information to help you in your decision process, please let me know.  Feel free to call me at 704-987-5546 if you have any questions.

Sincerely,

/s/ Beth Bledsoe

Beth Bledsoe

VP, Chief People Officer

C:Barbara Knoll

Sr. Director, Total Rewards

Jeff Mulligan

Sr. Director, Talent Strategy

Offer accepted: /s/ Kristen Actis-Grande  7/19/2020

Kristen Actis-GrandeDate